UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2009

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma	74012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 29, 2009, compensation awards were granted to the following executive officers after being conditionally approved by the Compensation Committee of the Board of Directors on December 15, 2009 subject to the Audit Committee’s receipt of the Company’s final audit results for fiscal 2009.  These awards were granted under the Company’s KEP plan.

Name & Title	2009 Cash Bonus	Restricted Stock Award (# of Shares)
Greg Forrest, CEO	$18,000	1,967

Robert Wagner, CFO	$12,600	1,377

Paul R. Comeau, Executive Director of Operations	$27,188	2,971

The cash portion of the awards will be paid with the Company’s normal payroll cycle on January 15, 2010.  The restricted stock will be issued under the Company’s 2004 Omnibus Stock Incentive Plan and will vest in three equal installments on January 15, 2011, 2012 and 2013.

Also on December 29, 2009 the Compensation Committee approved for fiscal 2010 a separate incentive plan for the Company’s Executive Director of Operations, in lieu of his participation in the existing KEP plan.  Under this new arrangement, the Executive Director of Operations will receive incentive compensation for 2010 based upon a percentage of the Company’s service gross profit for the fiscal year provided that such gross profit is greater than 75% of the Company’s annual budgeted target.  The plan also provides for an incremental escalation in the applicable percentage if service gross profits exceed 100% and 125% of the annual budgeted target, respectively and/or if after tax net income exceeds $3.5 million and $5.0 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated:	December 30, 2009	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer